The information in this Preliminary Prospectus Supplement and the Prospectus (collectively, the “Offering Documents”) is not complete and may be changed. We may not sell these Warrants, until the Offering Documents are delivered in final form. The Offering Documents are not an offer to sell these Warrants, and we are not soliciting offers to buy these Warrants, in any State where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-178960 Dated August 21, 2014
Subject to Completion

[•] Call Warrants Linked to an Equally Weighted Basket of Indices

UBS AG [•] Call Warrants linked to an Equally Weighted Basket of Indices due August 27, 2019

Investment Description

The call warrants (the “Warrants”) are warrants issued by UBS whose return is linked to the performance of an equally weighted basket of indices (the “basket”). The Warrants are European-style cash-settled call warrants, entitling you to receive a cash payment, if any, based on the amount by which the level of the basket on the expiration date (the “basket ending level”) is above the level of the basket on the trade date (the “basket starting level”). The Warrants may only be exercised on the expiration date. The Warrants will be automatically exercised on the expiration date under the conditions described below. The Warrants will not be exercised and will expire worthless if the basket ending level is equal to or less than the basket starting level. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless.

Key Terms

Issuer:	UBS AG, London Branch (“UBS”).
Term:	5 years.
Warrant Description:	European-style, cash-settled call warrants (the “Warrants”), each linked to the performance of an equally weighted basket of indices.
Basket:	The basket will be composed of three indices (each, a ‘‘basket index” and, together, the ‘‘basket indices’’). The basket indices and their weightings in the basket are as follows:

Basket Index	Basket Index Weight
S&P 500® Index	1/3
MSCI® Emerging Markets IndexSM	1/3
MSCI® Europe Index	1/3

Index Sponsors:	For S&P 500® Index, Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and for MSCI® Emerging Markets IndexSM and MSCI® Europe Index, MSCI Inc. (each, an “index sponsor” and, together, the “index sponsors”).
Trade Date:	August 22, 2014, or if such day is not a trading day, the following trading day, subject to postponement in the event of the occurrence of a market disruption event as described herein.
Settlement Date:	August 27, 2014 (on or around the third business day following the trade date), or if such day is not a business day, the following business day, subject to postponement in the event of the occurrence of a market disruption event as described herein.
Expiration Date:	August 22, 2019, or if such day is not a trading day, the following trading day, subject to postponement in the event of the occurrence of a market disruption event as described herein.
Cash Settlement Payment Date:	August 27, 2019 (on or around the third business day following the expiration date), or if such day is not a business day, the following business day, subject to postponement in the event of the occurrence of a market disruption event as described herein.
Premium/Initial Investment:	$148.80 per Warrant, representing 14.88% of the notional amount per Warrant (references to “initial investment” in this prospectus supplement shall also refer to the “premium”).
Notional Amount:	$1,000.00 per Warrant.
Cash Settlement Amount:	For each Warrant, an amount equal to the greater of (i) the notional amount per Warrant multiplied by the basket return and (ii) zero. The issuer will pay the cash settlement amount on the cash settlement payment date.
Basket Return:	The quotient, expressed as a percentage, of (i) the basket ending level minus the basket starting level divided by (ii) the basket starting level. Expressed as a formula:
Basket Ending Level – Basket Starting Level
Basket Starting Level
Basket Starting Level:	Set equal to 100 on the trade date.
Basket Ending Level:	The product of (i) the basket starting level multiplied by (ii) the sum of one and the weighted performance of the basket indices on the expiration date, as determined by the calculation agent. The weighted performance for each basket index is the basket index return for such basket index multiplied by the basket index weighting.
Basket Index Return:	With respect to each basket index, the quotient, expressed as a percentage, of (i) the basket index ending level minus the basket index starting level divided by (ii) the basket index starting level. Expressed as a formula:
Basket Index Ending Level – Basket Index Starting Level
Basket Index Starting Level
Basket Index Starting Level:	With respect to each basket index, the closing level for such basket index on the trade date, as determined by the calculation agent.
Basket Index Ending Level:	With respect to each basket index, the closing level for such basket index on the expiration date, as determined by the calculation agent.
Trading Day:	For each basket index, a business day on which trading is generally conducted on the primary exchange(s) or markets(s) on which the securities constituting that basket index are listed or admitted for trading, as determined by the calculation agent.
Automatic Exercise:	The Warrants will be automatically exercised on the expiration date if the basket ending level is greater than the basket starting level. (You do not have the right to exercise your Warrants prior to the expiration date.)
Payment upon Automatic Exercise:	If the Warrants are automatically exercised, you will receive for each Warrant you own, the cash settlement amount on the cash settlement payment date.
Minimum Purchase Requirement:	1 Warrant and increments of 1 thereafter.
Options Approved Account:	In order to purchase the Warrants, you must have an options-approved account in which you are approved to purchase call options.
No Listing:	The Warrants will not be listed or displayed on any securities exchange or electronic communications network.
Calculation Agent:	UBS Securities LLC
CUSIP Number:	90273L351
ISIN Number:	US90273L3511

The basket return must be greater than 14.88% for you to receive a positive return on your initial investment. If the basket return is positive but less than 14.88%, the cash settlement amount will be less than the premium paid on the Warrants and you will lose part of your initial investment in the Warrants. If the basket ending level is equal to or less than the basket starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless.

Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment. See “Risk Factors” beginning on page S-14 for risks related to an investment in the Warrants.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Warrants or passed upon the adequacy or accuracy of this preliminary prospectus supplement, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Warrant	$148.80	$10.00	$138.80
Total	$•	$•	$•

J.P. Morgan	UBS Investment Bank
Placement Agent

Preliminary Prospectus Supplement dated August 21, 2014

ADDITIONAL INFORMATION ABOUT UBS AND THE WARRANTS

UBS has filed a registration statement (including a prospectus and an index supplement) with the Securities and Exchange Commission, or SEC, for the offering for which this prospectus supplement relates. Before you invest, you should read the prospectus dated January 11, 2012 titled “Debt Securities and Warrants”, relating to our Warrants and the index supplement dated January 24, 2012, which contains information about certain indices to which particular categories of debt securities and warrants that we may offer, including the Warrants, may be linked and any other documents that UBS has filed with the SEC for more complete information about UBS. You may obtain these documents for free from the SEC Website at www.sec.gov. Our Central Index Key, or CIK, on the SEC Website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

➢	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

➢	Index Supplement dated January 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Warrants in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Warrants prior to their issuance. In the event of any changes to the terms of the Warrants, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Risk Factors	S-14
Description of the Basket	S-25
The Basket Indices	S-26
General Terms of the Warrants	S-36
Use of Proceeds and Hedging	S-42
Supplemental U.S. Tax Considerations	S-43
ERISA Considerations	S-49
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	S-50
Index Supplement
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial Average® Index	IS-2
NASDAQ-100® Index	IS-4
Russell 2000® Index	IS-7
S&P 500® Index	IS-12
Commodity Indices	IS-17
Dow Jones-UBS Commodity IndexSM	IS-17
UBS Bloomberg Constant Maturity Commodity Index (CMCI)	IS-24
Rogers International Commodity Index® Excess ReturnSM	IS-29
Non-U.S. Indices	IS-35
NYSE Arca Hong Kong 30 IndexSM	IS-35
EURO STOXX 50® Index	IS-38
FTSETM 100 Index	IS-40
FTSE China 25 IndexTM	IS-43
Hang Seng China Enterprises Index	IS-47
KOSPI 200 Index	IS-50
MSCI Indices	IS-54
MSCI-EAFE® Index	IS-54
MSCI® Emerging Markets IndexSM	IS-54
Nikkei® 225 Index	IS-61
S&P/ASX 200® Index	IS-64
Swiss Market Index (SMI)®	IS-66
Structured Product Characterization	IS-68
Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcements of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Use of Proceeds	9
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	30

Legal Ownership and Book-Entry Issuance	45
Considerations Relating to Indexed Securities	50
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	53
U.S. Tax Considerations	55
Tax Considerations Under the Laws of Switzerland	66
Benefit Plan Investor Considerations	68
Plan of Distribution	70
Conflicts of Interest	72
Validity of the Securities	73
Experts	73

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of some of the key features of the Warrants, as well as a discussion of factors you should consider before purchasing the Warrants. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated January 11, 2012. References to the “index supplement” mean the UBS index supplement dated January 24, 2012, of UBS.

What are the Warrants?

The call warrants (the “Warrants”) are warrants issued by UBS whose return is linked to the performance of an equally weighted basket of indices (the “basket”) comprised of the S&P 500® Index, MSCI® Emerging Markets IndexSM and MSCI® Europe Index (each, a ‘‘basket index” and, together, the ‘‘basket indices’’) measured at the trade date relative to the expiration date. For further information concerning the basket, see “Description of the Basket” on page S-25.

The Warrants are European-style cash-settled call warrants, each linked to the performance of the basket, entitling you to receive a cash payment, if any, based on the amount by which the level of the basket on the expiration date (the “basket ending level”) is above the level of the basket on the trade date (the “basket starting level”). The Warrants may only be exercised on the expiration date. The Warrants will be automatically exercised on the expiration date under the conditions described below. The Warrants will not be exercised and will expire worthless if the basket ending level is equal to or less than the basket starting level.

The basket return must be greater than 14.88% for you to receive a positive return on your initial investment. If the basket return is positive but less than 14.88%, the cash settlement amount on the expiration date will not exceed the premium paid on the Warrants and you will lose part of your initial investment in the Warrants. If the basket ending level is equal to or less than the basket starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless.

On the cash settlement payment date UBS will pay the cash settlement amount per Warrant that you hold, calculated as follows:

➢

If the basket ending level is greater than the basket starting level, the Warrants will be automatically exercised, and for each Warrant, UBS will pay the cash settlement amount on the cash settlement payment date, calculated as follows:

Cash Settlement Amount = Notional Amount × Basket Return

➢	If the basket ending level is equal to or less than the basket starting level, the Warrants will not be exercised and will expire worthless on the expiration date.

As a result, you will lose all of your initial investment and will not receive any cash payment upon expiration.

The “premium” or “initial investment” will be $148.80 per Warrant representing 14.88% of the notional amount per Warrant.

The “notional amount” is $1,000.00 per Warrant.

The “basket return” is the quotient, expressed as a percentage of (i) the basket ending level minus the basket starting level divided by (ii) the basket starting level. Expressed as a formula:

Basket Return =	Basket Ending Level – Basket Starting Level
Basket Starting Level

The “basket starting level” will be set equal to 100 on the trade date.

The “basket ending level” will equal the product of (i) the basket starting level multiplied by (ii) the sum of one and the weighted performance of the basket indices on the expiration date, as determined by the calculation agent. The weighted performance for each basket index is the basket index return for such basket index multiplied by the basket index weighting, calculated as follows:

100 x [1 + (1/3 x S&P 500® Index Basket Index Return) + (1/3 x MSCI® Emerging Markets IndexSM Basket Index Return) + (1/3 x MSCI® Europe Index Basket Index Return)]

For each basket index, the applicable “basket index return” will be the quotient, expressed as a percentage, of (i) the basket index ending level minus the basket index starting level divided by (ii) the basket index starting level. Expressed as a formula:

Basket Index Return =	Basket Index Ending Level – Basket Index Starting Level
Basket Index Starting Level

For each basket index, the “basket index starting level” will equal the closing level for such basket index on the trade date, as determined by the calculation agent.

For each basket index, the “basket index ending level” will equal the closing level for such basket index on the expiration date, as determined by the calculation agent.

The “trade date” will be August 22, 2014, or if such day is not a trading day, the following trading day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

The “settlement date” will be August 27, 2014 (which is on or around the third business day following the trade date), or if such day is not a business day, the following business day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

The “expiration date” will be August 22, 2019, or if such day is not a trading day, the following trading day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

The “cash settlement payment date” will be August 27, 2019 (which is on or around the third business day following the expiration date), or if such day is not a business day, the following business day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

UBS Securities LLC will serve as the calculation agent. For more specific information on the calculation agent, see “General Terms of the Warrants—Role of Calculation Agent.”

The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt obligations, with a premium of $148.80 per Warrant, and a minimum purchase of 1 Warrant (for a total minimum premium of $148.80). Purchases in excess of the minimum amount may be made in integrals of one Warrant at a premium of $148.80 per Warrant.

For more specific information about the Warrants, including the calculation of the cash settlement amount, if any, see “—What are the steps to calculate the cash settlement amount?” beginning on page S-8, “— Hypothetical examples of how the Warrants perform upon Expiration” beginning on page S-9, and “General Terms of the Warrants” beginning on page S-36.

Investing in the Warrants involves significant risks. The basket return must be greater than 14.88% for you to receive a positive return on your initial investment. If the basket return is positive but less than 14.88%, you will lose part of your initial investment in the Warrants. If the basket ending level is equal to or less than the basket starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless. You may lose some or all of your initial investment.

Any payment on the Warrants, including any repayment of your initial investment, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment.

Selected Purchase Considerations

➢

Leveraged Market Exposure — The Warrants provide the opportunity to earn returns from possible increases in the level of the basket through a leveraged investment. Each Warrant will provide a return, if any, based on the notional amount rather than the premium. Whether you receive a cash settlement amount upon the expiration of the Warrants will depend on the basket return (and therefore the basket index returns), and the amount of any cash settlement amount will depend on the amount by which the basket ending level is above the basket starting level. If the Warrants are exercised, you will receive a leveraged gain or incur a leveraged loss on your investment depending on whether the basket has appreciated by more or less than 14.88%.

➢	Automatic Exercise; Worthless Expiration — The Warrants will be automatically exercised or will expire worthless on the expiration date and are not exercisable at your discretion.

➢	Minimum Purchase — 1 Warrant (for a total minimum premium of $148.80).

➢	Options-Approved Account — You must have an options-approved account in which you are approved to purchase call options.

➢

Tax Consequences — In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations by us, the Warrants should be treated as call options for U.S. federal income tax purposes. If the Warrants are treated as cash-settled call options, upon the sale, exercise or expiration of your Warrants, you should generally recognize capital gain or loss which should be long-term capital gain or loss if you have held your Warrants for more than one year. You should review carefully the section entitled “Supplemental U.S. Tax Considerations” beginning on page S-43.

What are some of the risks of the Warrants?

An investment in the Warrants involves significant risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” beginning on page S-14.

➢

Risk of loss upon expiration of the Warrants — If the basket return is zero or negative, meaning the basket ending level is equal to or less than the basket starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. You will receive a cash payment upon automatic exercise only if the basket ending level is greater than the basket starting level, and the amount of any cash payment will depend on the amount by which the basket ending level is above the basket starting level. The basket return must be greater than 14.88% for you to receive a cash settlement amount that is greater than the premium and therefore earn a positive return on your initial investment. If the basket return is positive but less than 14.88%, you will receive a cash settlement amount that is less than the premium, in which case you will lose some of your initial investment in the Warrants. Accordingly, to receive an amount equal to your initial investment at expiration, the level of the basket must increase by at least 14.88%. You should therefore be willing to accept losing some or all of your initial investment.

➢

The Warrants are not standardized options issued by the Options Clearing Corporation — The Warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange Commission. The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect from a clearing member’s failure, purchasers of Warrants must look solely to UBS for performance of its obligations to pay the cash settlement amount, if any, upon expiration of the Warrants. Further, the secondary market for the Warrants, if any, will not be as liquid as the market for OCC standardized options and therefore, sales of the Warrants prior to the expiration date might result in a price that is at a discount to the theoretical value of the Warrants based on the then prevailing level of the basket and other factors as discussed below in “— Price of Warrants prior to the expiration date”.

➢

The Warrants are suitable only for investors with options-approved accounts — The Warrants will be sold only to investors with options-approved accounts approved for the purchase of call options. Investors considering purchasing the Warrants should be experienced with respect to options and options transactions and reach an investment decision only after carefully considering, with their advisors, the suitability of the Warrants in light of their particular circumstances.

➢

Market risk — The return on the Warrants, which may be positive or negative, is directly linked to the weighted performance of the basket indices and indirectly linked to the value of the stocks (“index constituent stocks”) comprising the basket indices. The level of each basket index can rise or fall sharply due to factors specific to such basket index or its index constituent stocks, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. In addition, the Warrants have an increased sensitivity to market risk. Because your investment in the Warrants provides for leveraged exposure to the basket, changes in the levels of the basket indices (both positive and negative) will have a greater impact on the value of the Warrants prior to the expiration date, and the cash settlement amount, if any, on your Warrants on the expiration date.

➢

The basket index return for the MSCI® Emerging Markets IndexSM and the MSCI® Europe Index, and therefore the basket return, will not be adjusted for changes in exchange rates relative to the U.S. dollar even though some of the index constituent stocks are traded in a foreign currency and the Warrants are denominated in U.S. dollars — The value of your Warrants will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which some of the index constituent stocks of certain basket indices are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Warrants, the basket index return for any affected basket index will not be adjusted and you will not receive any additional payment or incur any reduction in your return, if any, at expiration, with respect to the Warrants.

➢	The Warrants are subject to currency exchange risk. Because the prices of the index constituent stocks of the MSCI® Emerging Markets IndexSM and the MSCI® Europe Index are converted into

U.S. dollars by the index sponsor for the purposes of calculating the levels of the MSCI® Emerging Markets IndexSM and the MSCI® Europe Index, respectively, you will be exposed to currency exchange rate risk with respect to each of the currencies in which the index constituent stocks of those basket indices trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of the index constituent stocks denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the levels of the MSCI® Emerging Markets IndexSM and the MSCI® Europe Index will be adversely affected and consequently the cash settlement amount may be reduced.

➢

Non-U.S. securities markets risks — Some of the index constituent stocks are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These index constituent stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. Specifically, some of the index constituent stocks are issued by companies located within Europe and emerging markets. Changes within Europe and emerging markets could have a material adverse effect on the performance of the basket indices and, consequently, on the basket return and the value of the Warrants.

➢

Owning the Warrants is not the same as owning the index constituent stocks — The return on your Warrants may not reflect the return you would realize if you actually owned the index constituent stocks comprising the basket indices. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Warrants, and any such dividends or distributions will not be factored into the calculation of the cash settlement amount. In addition, as an owner of the Warrants, you will not have voting rights or any other rights that holders of the index constituent stocks may have and will be subject to the decline in value of the Warrants over time (generally known as time decay).

Furthermore, the return on a direct investment in the index constituent stocks would depend primarily upon the relative appreciation or depreciation of such index constituents during the term of the Warrants, and not on (i) whether the basket ending level is greater than the basket starting level or (ii) whether the basket return is sufficiently positive such that the cash settlement amount at expiration offsets the premium paid on the Warrant so that you receive a positive return on your Warrant.

➢

No assurance that the investment view implicit in the Warrants will be successful — It is impossible to predict whether and the extent to which the level of the basket will rise or fall. There can be no assurance that the basket ending level will rise above the basket starting level. The basket ending level will be influenced by complex and interrelated political, economic, financial and other factors that affect the basket indices and the issuer(s) of the index constituent stocks. You should be willing to accept the risks associated with the relevant markets tracked by the basket indices and the index constituent stocks, and the risk of losing some or all of your initial investment.

➢	No interest payments — UBS will not pay any interest with respect to the Warrants.

➢

There may be little or no secondary market for the Warrants — The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Warrants may not develop. UBS Securities LLC and other affiliates of UBS may make a market in the Warrants, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Warrants prior to the expiration date could be at a substantial discount from the premium and to the intrinsic value of the Warrants; and as a result, you may suffer substantial losses.

➢	Credit risk of UBS — The Warrants are unsubordinated, unsecured contractual obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Warrants, including any repayment of your initial investment, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Warrants. In the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Warrants and you could lose all of your initial investment.

➢

Price of Warrants prior to the expiration date — The market price of the Warrants will be influenced by many unpredictable and interrelated factors, including the levels of the basket indices; the volatility of the basket indices; the correlation among the basket indices; the dividend rate paid on any index constituent stocks; the time remaining to the expiration date of the Warrants; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.

➢

Impact of fees on the secondary market price of the Warrants — Generally, the price of the Warrants in the secondary market is likely to be lower than the premium since the premium included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Warrants. Furthermore, assuming no change in market conditions or any other relevant factors after purchase of the Warrants, the Warrants will be subject to a decline in value over time (generally known as time decay).

➢

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any index constituent stocks and/or over-the-counter options, futures or other instruments with returns linked to the performance of the basket indices, may adversely affect the levels of the basket indices and, therefore, the market value of the Warrants.

➢

Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of index constituent stocks comprising the basket indices or trading activities related to the basket indices or any index constituent stock, which may present a conflict between the interests of UBS and you, as a holder of the Warrants. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.

➢

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Warrants and the basket indices to which the Warrants are linked.

➢

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Warrants. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Warrants. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Warrants and such compensation may serve as an incentive to sell these Warrants instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Warrants.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Warrants are uncertain. You should consult your own tax advisor about your own tax situation.

The Warrants generally may be a suitable investment for you if:

➢	You are approved for trading options with your broker-dealer including the purchase of call options.

➢	You fully understand the risks inherent in an investment in the Warrants, including the risks of trading options.

➢

You fully understand the Warrants are leveraged investments that involve a high degree of risk that may result in a loss of some or all of your initial investment even if the basket ending level is greater than the basket starting level.

➢	You can tolerate a loss of some or all of your initial investment.

➢

You believe the level of the basket will appreciate over the term of the Warrants and that the basket return is likely to exceed 14.88% as of the expiration date, which is the minimum basket return required for you to receive a positive return on the Warrants.

➢

You understand and accept that if the basket starting level is unchanged from the trade date to the expiration date the Warrants will expire worthless resulting in a loss of all of your initial investment.

➢

You seek increased sensitivity to the market risk of the basket indices and can tolerate fluctuations in the price of the Warrants prior to the expiration date that will far exceed the downside fluctuations in the level of the basket.

➢	You do not seek current income from your investment and are willing to forego dividends paid on any index constituent stocks.

➢	You seek an investment with exposure to companies in Europe and emerging markets.

➢	You are willing to hold the Warrants until the expiration date and accept that there may be little or no secondary market for the Warrants.

➢

You are willing to assume the credit risk of UBS for all payments under the Warrants, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of your initial investment.

The Warrants generally may not be a suitable investment for you if:

➢	You do not fully understand the risks inherent in an investment in the Warrants, including the risks of trading options.

➢

You do not understand and/or do not accept that the Warrants are leveraged investments that involve a high degree of risk that may result in a loss of some or all of your initial investment even if the basket ending level is greater than the basket starting level.

➢	You require an investment designed to provide a full return of your initial investment after the expiration date.

➢	You are not willing to lose some or all of your initial investment.

➢

You believe the level of the basket will not appreciate over the term of the Warrants or that the basket return will appreciate but is unlikely to exceed 14.88% as of the expiration date, which is the minimum basket return required for you to receive a positive return on the Warrants.

➢

You do not understand and/or do not accept that if the basket starting level is unchanged from the trade date to the expiration date the Warrants will expire worthless resulting in a loss of all of your initial investment.

➢

You do not seek increased sensitivity to the market risk of the basket indices and cannot tolerate fluctuations in the price of the Warrants prior to the expiration date that will far exceed the downside fluctuations in the level of the basket.

➢	You do not seek an investment with exposure to companies in Europe and emerging markets.

➢	You seek current income from this investment or prefer to receive the dividends paid on the index constituent stocks.

➢	You are unable or unwilling to hold the Warrants to the expiration date or you seek an investment for which there will be an active secondary market.

➢	You are not willing to assume the credit risk of UBS for all payments under the Warrants.

The suitability considerations identified above are not exhaustive. Whether or not the Warrants are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Warrants in light of your particular circumstances. You should also review carefully the “Risk Factors” beginning on page S-14 of this prospectus supplement.

What are the steps to calculate the cash settlement amount?

Set forth below is an explanation of the steps necessary to calculate the cash settlement amount.

Step 1: Calculate each Basket Index Return for each Basket Index

For each basket index, the basket index return is the quotient, expressed as a percentage, of (i) the basket index ending level minus the basket index starting level divided by (ii) the basket index starting level. Expressed as a formula:

Basket Index Return	=	Basket Index Ending Level – Basket Index Starting Level
Basket Index Starting Level

Step 2: Calculate the Basket Ending Level

The basket ending level is the product of (i) the basket starting level multiplied by (ii) the sum of one and the weighted performance of the basket indices on the expiration date. The weighted performance for each basket index is the basket index return for such basket index multiplied by the basket index weighting, calculated as follows:

100 x [1 + (1/3 x S&P 500® Index Basket Index Return) + (1/3 x MSCI® Emerging Markets IndexSM Basket Index Return) + (1/3 x MSCI® Europe Index Basket Index Return)]

Step 3: Calculate the Basket Return

The basket return is the quotient, expressed as a percentage, of (i) the basket ending level minus the basket starting level divided by (ii) the basket starting level. Expressed as a formula:

Basket Return	=	Basket Ending Level – Basket Starting Level
Basket Starting Level

Step 4: Calculate the Cash Settlement Amount

On the cash settlement payment date UBS will pay the cash settlement amount per Warrant that you hold, calculated as follows:

➢

If the basket ending level is greater than the basket starting level, the Warrants will be automatically exercised, and for each Warrant, UBS will pay the cash settlement amount on the cash settlement payment date, calculated as follows:

Cash Settlement Amount = Notional Amount x Basket Return

➢	If the basket ending level is equal to or less than the basket starting level, the Warrants will not be exercised and will expire worthless on the expiration date.

As a result, you will lose all of your initial investment and will not receive any cash payment upon expiration.

Investing in the Warrants involves significant risks. The basket return must be greater than 14.88% for you to receive a positive return on your initial investment. If the basket return is positive but less than 14.88%, you will lose part of your initial investment in the Warrants. If the basket ending level is equal to or less than the basket starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless. You may lose some or all of your initial investment.

Any payment on the Warrants, including any repayment of your initial investment, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment.

Hypothetical examples of how the Warrants perform upon Expiration

The examples below are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the basket relative to the basket starting level. We cannot predict the basket ending level or the basket index return of any basket index. You should not take these examples as an indication or assurance of the expected performance of the basket or any basket index. The actual terms for the Warrants will be set on the trade date.

Assumptions for Hypothetical Examples and Hypothetical Return Profile:

Term:		5 Years

Premium:		$148.80 per Warrant with a minimum purchase of 1 Warrant (for a total minimum premium of $148.80), representing 14.88% of the notional amount per Warrant.

Notional Amount:		$1,000.00 per Warrant.

Automatic Exercise:		If the basket ending level is greater than the basket starting level, the Warrants will be automatically exercised on the expiration date. If the basket ending level is equal to or less than the basket starting level, the Warrants will expire worthless and you will not receive any cash payment upon expiration.

Payment upon Automatic Exercise:		If the Warrants are automatically exercised, you will receive the cash settlement amount per Warrant, where:

Cash Settlement Amount = Notional Amount x Basket Return

	Basket Return =	Basket Ending Level – Basket Starting Level
Basket Starting Level
Basket Starting Level:		100

Basket Ending Level:		The product of (i) the basket starting level multiplied by (ii) the sum of one and the weighted performance of the basket indices on the expiration date.

Example 1: The basket return is 17.00%

This example illustrates the calculation of the hypothetical basket return for the basket with the following assumptions on the expiration date:

Basket Index	Basket Index Weight	Basket Index Return
S&P 500® Index	1/3	12%
MSCI® Emerging Markets IndexSM	1/3	30%
MSCI® Europe Index	1/3	9%

Given the above assumptions, the basket ending level would be calculated as follows:

Basket Ending Level = 100 × (1 + (1/3 × 12%) + (1/3 × 30%) + (1/3 × 9%)) = 117

The basket return would then be calculated as follows:

Basket Return	=	Basket Ending Level – Basket Starting Level = 117 – 100 = 17%
Basket Starting Level 100

This example illustrates that a 17.00% appreciation in the basket over the term of the Warrants will result in a cash settlement amount of $170.00 for each Warrant and a corresponding total return on your initial investment in the Warrants of approximately 14.25%.

Since the basket ending level is greater than the basket starting level, your Warrant will be automatically exercised and your payment upon expiration will be calculated as:

Cash Settlement Amount = Notional Amount × Basket Return

= $1,000.00 × 17.00% = $170.00

Investor receives $170.00 on the cash settlement payment date for each Warrant (a 14.25% total return).

Example 2: The basket return is 25.00%.

The basket ending level is 125 on the expiration date, a 25.00% increase from the basket starting level of 100.

This example illustrates that a 25.00% appreciation in the basket over the term of the Warrants will result in a cash settlement amount of $250.00 for each Warrant and a corresponding total return on your initial investment in the Warrants of approximately 68.01%.

Since the basket ending level is greater than the basket starting level, your Warrant will be automatically exercised and your payment upon expiration will be calculated as:

Cash Settlement Amount = Notional Amount × Basket Return

= $1,000.00 × 25.00% = $250.00

Investor receives $250.00 on the cash settlement payment date for each Warrant (a 68.01% total return).

Example 3: The basket return is -30.00%

The basket ending level is 70 on the expiration date, a 30.00% decrease from the basket starting level of 100.

This example illustrates that a 30.00% decline in the basket over the term of the Warrants will result in a payment of $0.00 for each Warrant. Since the basket ending level is less than the basket starting level, the Warrants will not be exercised and your payment upon expiration will be $0.00 (Warrant expires worthless). Therefore, the loss on your initial investment in the Warrants will be 100.00% (a total loss of your initial investment).

Investor receives $0.00 for each Warrant at expiration (a total loss of your initial investment).

Example 4: The basket return is 14.88%

The basket ending level is 114.88 on the expiration date, a 14.88% increase from the basket starting level of 100.

This example illustrates that a 14.88% basket return will constitute a break-even level under the assumptions governing this example. As a result, the corresponding cash settlement amount will be equal to the premium per Warrant. Therefore, the total return on your initial investment in the Warrants will be 0.00%.

Since the basket ending level is greater than the basket starting level, your Warrant will be automatically exercised and your payment upon expiration will be calculated as:

Cash Settlement Amount = Notional Amount × Basket Return

= $1,000.00 × 14.88% = $148.80

However, because the basket return is equal to 14.88%, which results in a cash settlement amount equal to the premium paid per Warrant, you will not receive a positive return on your investment.

Investor receives $148.80 on the cash settlement payment date for each Warrant (a 0.00% total return).

Example 5: The basket return is 8.00%

The basket ending level is 108 on the expiration date, an 8.00% increase from the basket starting level of 100.

This example illustrates that an 8.00% basket return will result in a cash settlement amount of $80.00 for each Warrant and a corresponding loss on your initial investment in the Warrants of approximately 46.24%. Although the basket ending level exceeds the basket starting level, the basket did not appreciate by more than 14.88%, which is the minimum basket return sufficient to offset the premium paid on the Warrants.

Since the basket ending level is greater than the basket starting level, your Warrant will be automatically exercised and your payment upon expiration will be calculated as:

Cash Settlement Amount = Notional Amount × Basket Return

= $1,000.00 × 8.00% = $80.00

However, because the basket return is less than 14.88%, the cash settlement amount does not offset the premium paid on the Warrants and you will lose part of your investment.

Investor receives $80.00 on the cash settlement payment date for each Warrant (a 46.24% loss).

Example 6: The basket return is 0.00%

The basket ending level is 100 on the expiration date, a 0.00% increase from the basket starting level of 100.

This example illustrates that a 0.00% flat return of the basket over the term of the Warrants will result in a payment of $0.00 for each Warrant. Since the basket ending level is equal to the basket starting level, the Warrants will not be exercised and your payment upon expiration will be $0.00 (Warrant expires worthless). Therefore, the loss on your initial investment in the Warrants will be 100.00% (a total loss of your initial investment).

Investor receives $0.00 for each Warrant at expiration (a total loss of your initial investment).

Accordingly, if the basket return is zero or negative, you will lose all of your initial investment.

HYPOTHETICAL RETURN PROFILE UPON EXPIRATION OF YOUR WARRANTS

Any table, chart or calculation showing hypothetical payment amounts in this prospectus supplement is provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical basket ending levels of the basket on the expiration date, could have on your payment on the cash settlement payment date, as calculated in the manner described herein. Such hypothetical table, chart or calculation is based on levels for the basket that may not be achieved on the expiration date and on assumptions regarding terms of the Warrants that will not be set until the trade date.

As calculated herein, the hypothetical payment amounts on your Warrants on the cash settlement payment date may bear little or no relationship to the actual market value of your Warrants on that date or at any other time, including any time over the term of the Warrants that you might wish to sell your Warrants. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Warrants, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your Warrants might be, it may bear little relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the index constituent stocks. The factors listed under “Risk Factors — Owning the Warrant is not the same as Owning the Index-Constituent Stocks”, among others, may cause the financial return on your Warrants to differ from the financial return you would receive by investing directly in the index constituent stocks.

We describe various risk factors that may affect the market value of the Warrants, and the unpredictable nature of that market value, under “Risk Factors” beginning on page S-14 of this prospectus supplement.

We cannot predict the levels of the basket during the term of your Warrants or, therefore, whether the basket ending level will be greater than the basket starting level. Moreover, the assumptions we make in connection with any hypothetical information herein may not reflect actual events. Consequently, that information may give little or no indication of the payment amount (if any) that will be delivered in respect of your Warrants on the cash settlement payment date, nor should it be viewed as an indication of the financial return on your Warrants or of how that return might compare to the financial return if you were to invest directly in the index constituent stocks.

5 Year Basket Return	Warrant Value at Expiration	Gain/Loss on Warrant	Warrant Total Return
40.00%	400.00	251.20	168.82%
35.00%	350.00	201.20	135.22%
30.00%	300.00	151.20	101.61%
25.00%	250.00	101.20	68.01%
20.00%	200.00	51.20	34.41%
15.00%	150.00	1.20	0.81%
14.88%	148.80	0.00	0.00%
10.00%	100.00	-48.80	-32.80%
5.00%	50.00	-98.80	-66.40%
0.00%	0.00	-148.80	-100.00%
-5.00%	0.00	-148.80	-100.00%
-10.00%	0.00	-148.80	-100.00%
-15.00%	0.00	-148.80	-100.00%
-20.00%	0.00	-148.80	-100.00%
-25.00%	0.00	-148.80	-100.00%
-30.00%	0.00	-148.80	-100.00%
-35.00%	0.00	-148.80	-100.00%
-40.00%	0.00	-148.80	-100.00%
-45.00%	0.00	-148.80	-100.00%
-50.00%	0.00	-148.80	-100.00%
-100.00%	0.00	-148.80	-100.00%

RISK FACTORS

The return on the Warrants, if any, is linked to the performance of the basket indices and will depend on whether the basket ending level is greater than, equal to or less than the basket starting level. If the basket ending level for the Warrants is equal to or less than the basket starting level, you will lose all of your initial investment in the Warrants. Investing in the Warrants is not equivalent to investing directly in the index constituent stocks themselves, for a variety of reasons, including because (1) you will only earn a positive return on your investment if the basket return is greater than 14.88% and (2) the leveraged nature of the Warrants. For other significant reasons, see “Risk Factors — Owning the Warrants is not the same as owning the index constituent stocks” below. This section describes the most significant risks relating to the Warrants. We urge you to read the following information about these risks, together with the other information in this prospectus supplement, the index supplement and the accompanying prospectus before investing in the Warrants.

The Warrants are long-term options and do not guarantee any return of your initial investment. You may lose some or all of your initial investment in the Warrants.

The Warrants are leveraged investments that involve a high degree of risk, which may result in the Warrants expiring worthless. Your Warrants will be automatically exercised or expire worthless on the expiration date and are not exercisable at your option. The Warrants will be “in-the-money”, i.e., you will get back at least some of your initial investment, only if the basket ending level is greater than the basket starting level. If the basket ending level is equal to or less than the basket starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants.

If the basket ending level is greater than the basket starting level (i.e. the Warrants are in-the-money), but the basket return is less than 14.88%, you will receive a cash settlement amount that is less than the premium and will, therefore, lose part of your initial investment in the Warrants. You will not receive a cash settlement amount upon expiration in excess of the premium, and therefore a positive return on your initial investment, unless the basket return is greater than 14.88%. Accordingly, to get back your initial investment, the level of the basket must increase by at least 14.88%. You should therefore be prepared to lose some or all of your initial investment in the Warrants.

See “Prospectus Supplement Summary — What are the steps to calculate the cash settlement amount?” beginning on page S-8 and “General Terms of the Warrants — Payment to Holders of the Warrants — Cash Settlement Amount” beginning on page S-37 for a description of how the cash settlement amount will be calculated.

The Warrants are not standardized options issued by the Options Clearing Corporation.

The Warrants are not standardized options of the type issued by the OCC, a clearing agency regulated by the SEC. For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, purchasers of the Warrants must look solely to UBS for performance of its obligations to pay the cash settlement amount, if any, upon expiration of the Warrants. Further, the market for the Warrants is not expected to be as liquid as the market for OCC standardized options.

The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt.

Risk Factors

The Warrants are linked to an equally weighted basket of indices and changes in the levels of the basket indices may offset each other.

The Warrants are linked to the performance of an equally weighted basket of indices. While the levels of some basket indices may increase over the term of the Warrants, the levels of other basket indices may increase by less during the term of the Warrants and may even decline. Therefore, increases in the levels of one or more basket indices may be offset by lesser increases or decreases in the levels of one or more of the other basket indices when determining whether the basket ending level is less than the basket starting level, any may result in a basket return equal to or less than zero. Accordingly, the performance of the basket will be based on the aggregate appreciation or depreciation of the basket indices taken as a whole.

The Warrants are subject to increased market risk of the basket.

The return on the Warrants, which may be positive or negative, is directly linked to the weighted performance of the basket indices and indirectly linked to the index constituent stocks comprising the basket indices. The level of each basket index can rise or fall sharply due to factors specific to such basket index or its index constituent stocks, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. In addition, the Warrants have an increased sensitivity to market risk. Because your investment in the Warrants provides for leveraged exposure to the basket, changes in the levels of the basket indices (both positive and negative) will have a greater impact on the value of the Warrants prior to the expiration date, and the cash settlement amount, if any, on your Warrants on the expiration date.

No assurance that the investment view implicit in the Warrants will be successful.

It is impossible to predict whether and the extent to which the level of the basket will rise or fall. There can be no assurance that the basket ending level will rise above the basket starting level. The basket ending level will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer(s) of the index constituent stocks. You should be willing to accept the risks associated with the relevant markets tracked by the basket and the index constituent stocks, and the risk of losing some or all of your initial investment.

Any payment on the Warrants is subject to the creditworthiness of UBS.

The Warrants are unsubordinated, unsecured contractual obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Warrants, including any repayment of your initial investment, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Warrants and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Warrants and you could lose all of your initial investment.

The time remaining to the expiration date may adversely affect the market price of the Warrants.

You will lose all of your initial investment if the level of the basket fails to increase over the term of the Warrants. This risk reflects the nature of a warrant as an asset which tends to decline in value over time (generally referred to as time decay) and which may be worthless when it expires if the warrant is “out-

Risk Factors

of-the-money” (i.e., the basket ending level is equal to or less than the basket starting level), which could occur if the level of the basket fails to increase over the term of the Warrants. Assuming all other factors that may affect the price of a Warrant are held constant, the more a Warrant is out-of-the-money and the shorter its remaining time to expiration, the greater the risk that the Warrants will expire worthless and you will lose all of your initial investment. Therefore, the market value of the Warrants is likely to reflect the extent of the rise or decline in the level of the basket in connection with the time remaining to the expiration date.

The Warrants are suitable only for investors with options-approved accounts.

We are requiring that Warrants be sold only to investors with options-approved accounts approved for the purchase of call options. Investors considering purchasing the Warrants should be experienced with respect to options and options transactions and reach an investment decision only after carefully considering, with their advisors, the suitability of the Warrants in light of their particular circumstances.

Owning the Warrants is not the same as owning the index constituent stocks.

The return on your Warrants will not reflect the return you would realize if you actually owned the index constituent stocks and held such investments for a similar period because:

➢

the return on such a direct investment would depend primarily upon the relative appreciation or depreciation of the index constituent stocks during the term of the Warrants, and not on (i) whether the basket ending level is greater than the basket starting level and (ii) whether the basket return is positive by an amount sufficient for your cash settlement amount at expiration to offset the premium paid on the Warrants;

➢	in the case of a direct investment in the index constituent stocks, the return could include substantial dividend payments, which you will not receive as an investor in the Warrants;

➢	an investment directly in the index constituent stocks is likely to have tax consequences that are different from an investment in the Warrants;

➢

an investment directly in the index constituent stocks would not be subject to time decay (whereas the Warrants, assuming no change in market conditions that may affect the price of the Warrants after purchase, may be subject to a decline in value over time even if the level of the basket does not depreciate from the basket starting level during the term of the Warrants); and

➢

an investment directly in the index constituent stocks may have better liquidity than the Warrants and, to the extent there are commissions or other fees in relation to a direct investment in the index constituent stocks, such commissions or other fees may be lower than the commissions and fees applicable to the Warrants.

Even if the level of the basket is greater than the basket starting level during the term of the Warrants, the market value of the Warrants may not increase by the same amount because of other factors, such as time to expiration, the level of the basket relative to the basket starting level, the volatility of the basket indices, the correlation among the basket indices, dividends paid on the index constituent stocks, interest rates in the market, as well as our perceived creditworthiness. For these reasons, among others, it is also possible for the level of the basket to increase while the market value of the Warrants declines.

The formula for calculating the cash settlement amount does not take into account all developments in the basket indices.

Changes in the level of the basket during the term of the Warrants before the expiration date may not be reflected in the calculation of the amount payable, if any, upon the cash settlement payment date of the

Risk Factors

Warrants. The calculation agent will calculate the cash settlement amount by comparing only the basket starting level on the trade date relative to the basket ending level on the expiration date. No other levels will be taken into account. As a result, you may lose some or all of your initial investment even if the level of the basket has risen at certain times during the term of the Warrants before falling to a level below the breakeven level (the level to which the basket must appreciate before investors will receive a cash settlement amount sufficient to offset their initial investment) of the Warrant or below the basket starting level on the expiration date.

The calculation agent can postpone the determination of the basket ending level and therefore the cash settlement payment date if a market disruption event occurs on the expiration date.

The determination of the basket ending level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the expiration date with respect to a basket index. If such a postponement occurs, then the calculation agent will instead use the basket index ending level of the affected basket index on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will the expiration date for the Warrants be postponed by more than eight trading days. As a result, the cash settlement payment date for the Warrants could also be postponed, although not by more than eight trading days.

If the expiration date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the expiration date on which the basket ending level will be determined by the calculation agent. In such an event, the calculation agent will make an estimate of the basket index ending level for the affected basket index that would have prevailed in the absence of the market disruption event. See “General Terms of the Warrants — Market Disruption Event” beginning on page S-39.

A market disruption event for a particular basket index will not necessarily be a market disruption event for any other basket index included in the basket.

RISKS RELATED TO LIQUIDITY AND SECONDARY MARKET ISSUES

There may not be an active trading market in the Warrants—Sales in the secondary market may result in significant losses.

You should be willing to hold your Warrants until the expiration date. There may be little or no secondary market for the Warrants. The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS may make a market for the Warrants, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time.

Furthermore, even if there is a secondary market for the Warrants, there may be times when Warrant prices will not maintain their customary or anticipated relationships to the index constituent stocks. Changes in volatility, or other factors or conditions might adversely affect the liquidity, efficiency, continuity or even the orderliness of any secondary market for particular Warrants. Unusual events—such as market disruption events, including computer malfunction, fire or natural disaster or even extraordinary trading volume—may affect normal market operations. If trading is halted or suspended in one or more of the exchanges for index constituent stocks (or listed options thereof), any secondary market making of the Warrants on that basket may also be halted.

Risk Factors

If you sell your Warrants prior to the expiration date, you may have to do so at a substantial discount from the premium, and as a result, you may suffer substantial losses, even in cases where the level of the basket has risen since the trade date to the breakeven level of the Warrant. The potential returns described herein are possible only in the case that you hold your Warrants until the expiration date.

The market value of the Warrants may be influenced by unpredictable factors.

The market value of your Warrants may fluctuate between the date you purchase them and the expiration date, when the calculation agent will determine your cash settlement amount. Several factors, many of which are beyond our control, will influence the market value of the Warrants. We expect that generally the level of the basket on any day will affect the market value of the Warrants more than any other single factor. Other factors that may influence the market value of the Warrants include:

➢	the time remaining to the expiration date of the Warrants;

➢	the level of the basket relative to the basket starting level of the Warrant;

➢	the volatility of the basket and/or basket indices (i.e., the frequency and magnitude of changes in the level of the basket and/or basket indices over the term of the Warrants);

➢	the composition of the basket and/or basket indices and changes to the index constituent stocks;

➢	the market prices of the index constituent stocks;

➢

the dividend rate paid on the index constituent stocks (while not paid to the holders of the Warrants, dividend payments on the index constituent stocks may influence the market price of such index constituent stocks and the level of the basket indices and therefore affect the market value of the Warrants);

➢	interest rates in the U.S. market and each market related to the applicable basket indices;

➢	supply and demand for the Warrants, including inventory positions with UBS Securities LLC or any other market-maker;

➢	the creditworthiness of UBS; and

➢	geopolitical, economic, financial, political, regulatory, judicial, force majeure or other events that affect the level of the basket indices and equity markets generally.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Warrants may offset or enhance the effect of another factor.

The inclusion of commissions and compensation in the premium is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates (or any third party market maker) are willing to purchase the Warrants in secondary market transactions will likely be lower than the premium, since the premium is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to, or embedded profit in, the Warrants. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

Risk Factors

The price at which UBS Securities LLC and its affiliates may offer to buy the Warrants in the secondary market (if any) may be greater than UBS’ valuation of the Warrants at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements.

For a limited period of time following the issuance of the Warrants, UBS Securities LLC or its affiliates may offer to buy or sell such Warrants at a price that exceeds (i) our valuation of the Warrants at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Warrants following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified in the “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any)” section of the relevant final prospectus supplement. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Warrants, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of financial products of UBS such as the Warrants. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Warrants and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of options or warrants. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

RISKS RELATED TO GENERAL CHARACTERISTICS OF THE BASKET INDICES

UBS and its affiliates have no affiliation with the index sponsors and are not responsible for their public disclosure of information.

We and our affiliates are not affiliated with index sponsors (except for licensing arrangements discussed herein) and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the applicable basket indices. If an index sponsor discontinues or suspends the calculation of the applicable basket index, it may become difficult to determine the market value of the Warrants and the cash settlement amount. The calculation agent may designate a successor basket index. If the calculation agent determines that no successor basket index comparable to the applicable basket index exists, the payment you receive on the cash settlement payment date will be determined by the calculation agent. See “General Terms of the Warrants — Market Disruption Event” beginning on page S-39 and “General Terms of the Warrants — Role of Calculation Agent” on page S-41. The index sponsors are not involved in the offer of the Warrants in any way. The index sponsors do not have any obligation to consider your interests as an owner of the Warrants in taking any actions that might affect the market value of your Warrants or the cash settlement amount.

We have derived the information about the index sponsors and the basket indices from publicly available information, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the index sponsors or the basket indices. You, as an investor in the Warrants, should make your own independent investigation into the index sponsors and the basket indices for your Warrants.

Risk Factors

Changes that affect the basket indices will affect the market value of your Warrants and the cash settlement amount.

The policies of the index sponsors concerning the calculation of the applicable basket indices, additions, deletions or substitutions of the index constituent stocks and the manner in which changes affecting the index constituent stocks or the issuers of the index constituent stocks (such as stock dividends, reorganizations or mergers) are reflected in the basket indices, could affect the level of the basket and, therefore, could affect the cash settlement amount and the market value of your Warrants prior to the expiration date. The cash settlement amount and the market value of the Warrants could also be affected if index sponsors change these policies, for example by changing the manner in which they calculate the applicable basket indices, or if the index sponsors discontinue or suspend calculation or publication of the applicable basket indices, in which case it may become difficult to determine the market value of the Warrants. If events such as these occur, or if the basket ending level is not available because of a market disruption event or for any other reason, and no successor basket index is selected, the calculation agent — which initially will be UBS Securities LLC, an affiliate of UBS — may determine the basket ending level — and thus the cash settlement amount — in a manner it considers appropriate.

Historical performance of the basket indices should not be taken as an indication of the future performance of the basket indices during the term of the Warrants.

The market prices of the index constituent stocks will determine the level of the basket indices. The historical performance of the basket indices should not be taken as an indication of the future performance of the basket indices. As a result, it is impossible to predict whether the level of the basket indices will rise or fall. Market prices of the index constituent stocks will be influenced by complex and interrelated political, economic, financial, judicial, force majeure and other factors that can affect the market prices of such index constituent stocks.

The basket indices reflect price return, not total return.

The return on your Warrants is based on the performance of the basket indices, which reflect the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Warrants will not include such a total return feature or dividend component.

The basket index return for the MSCI® Emerging Markets IndexSM and the MSCI® Europe Index, and therefore the basket return, will not be adjusted for changes in exchange rates relative to the U.S. dollar even though some of the index constituent stocks are traded in a foreign currency and the Warrants are denominated in U.S. dollars.

The value of your Warrants will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which some of the index constituent stocks of certain basket indices are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Warrants, the basket index return for any affected basket index will not be adjusted and you will not receive any additional payment or incur any reduction in your return, if any, at expiration, with respect to the Warrants.

The Warrants are subject to currency exchange risk.

Because the prices of the index constituent stocks of the MSCI® Emerging Markets IndexSM and the MSCI® Europe Index are converted into U.S. dollars by the index sponsor for the purposes of calculating

Risk Factors

the levels of the MSCI® Emerging Markets IndexSM and the MSCI® Europe Index, respectively, you will be exposed to currency exchange rate risk with respect to each of the currencies in which the index constituent stocks of those basket indices trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of the index constituent stocks denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the levels of the MSCI® Emerging Markets IndexSM and the MSCI® Europe Index will be adversely affected and consequently the cash settlement amount may be reduced.

An investment in the Warrants is subject to risks associated with European securities markets.

The Warrants are linked to the MSCI® Europe Index and are subject to risks associated with European securities markets. The index constituent stocks of the MSCI® Europe Index are issued by non-U.S. companies and are traded on various non-U.S. exchanges. Specifically, the index constituent stocks are issued by companies located within Europe. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. European markets have undergone severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within Europe could have a material adverse effect on the performance of the basket and, consequently, on the basket return and the value of the Warrants.

An investment in the Warrants is subject to risks associated with emerging markets.

The Warrants are linked to the MSCI® Emerging Markets IndexSM and are subject to emerging markets risk. Investments in Warrants linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Warrants are susceptible, before making a decision to invest in the Warrants.

HEDGING ACTIVITIES AND CONFLICTS OF INTEREST

Trading and other transactions by UBS or its affiliates in the index constituent stocks, futures, options, exchange-traded funds or other derivative products on such index constituent stocks or the basket indices may impair the market value of the Warrants.

As described below under “Use of Proceeds and Hedging” on page S-42, UBS or its affiliates may hedge their obligations under the Warrants by purchasing the index constituent stocks, futures or options on the index constituent stocks or the basket indices, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the index constituent stocks

Risk Factors

or the basket indices, and they may adjust these hedges by, among other things, purchasing or selling the index constituent stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the index constituent stocks or the basket indices at any time. Although they are not expected to, any of these hedging activities may adversely affect the market prices of such index constituent stocks and/or the level of the basket indices and, therefore, the cash settlement amount and the market value of the Warrants. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Warrants declines. No holder of the Warrants will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UBS or its affiliates may also engage in trading in the index constituent stocks and other investments relating to the index constituent stocks or the basket indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of the index constituent stocks or the basket indices and, therefore, the cash settlement amount and the market value of the Warrants. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any index constituent stocks or basket indices. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of, and your return on, the Warrants.

UBS Securities LLC and other affiliates of UBS, as well as other third parties, may also make a secondary market in the Warrants, although they are not obligated to do so. As market makers, trading of the Warrants may cause UBS Securities LLC or other affiliates of UBS, as well as other third parties, to be long or short the Warrants in their inventory. The supply and demand for the Warrants, including inventory positions of market makers, may affect the secondary market price for the Warrants.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the basket indices or the index constituent stocks that are not for the account of holders of the Warrants or on their behalf. These trading activities may present a conflict between the holders’ interest in the Warrants and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of the basket indices, could be adverse to the interests of the holders of the Warrants.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the index constituent stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Warrants as beneficial owners of the Warrants. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market prices of the index constituent stocks and the level of the basket indices and, therefore, the cash settlement amount and the market value of the Warrants.

Risk Factors

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Warrants and may do so in the future. Any such research, opinions or recommendations could affect the level of the basket indices or the market value of, and the return on, the Warrants.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in your Warrants. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Warrants and the basket indices.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the cash settlement amount, if any, due on the cash settlement payment date. We may change the calculation agent after the original issue date of the Warrants without notice. For a fuller description of the calculation agent’s role, see “General Terms of the Warrants — Role of Calculation Agent”. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the index constituent stocks or the applicable basket indices has occurred or is continuing on the expiration date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind hedge positions. See “Use of Proceeds and Hedging”. Since this determination by the calculation agent may affect the cash settlement amount, the calculation agent may have a conflict of interest if it needs to make any such decision. Furthermore, as UBS determines the economic terms of the Warrants, including the premium, and such terms include hedging costs, issuance costs and projected profits, the Warrants represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Affiliates of UBS may act as agent or dealer in connection with the sale of the Warrants.

UBS and its affiliates act in various capacities with respect to the Warrants. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Warrants. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Warrants and such compensation may serve as an incentive to sell these Warrants instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Warrants. Furthermore, given that UBS Securities LLC’s and its affiliates’ temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC’s and its affiliates from recommending sale of your Warrants in the secondary market.

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Warrants.

Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA.

Risk Factors

If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Warrants, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Warrants. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Warrants and/or the ability of UBS to make payments thereunder.

RISKS RELATED TO TAXATION ISSUES

Significant aspects of the tax treatment of the Warrants are uncertain.

Significant aspects of the tax treatment of the Warrants are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Warrants, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “Supplemental U.S. Tax Considerations” beginning on page S-43 of this prospectus supplement and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

In addition, the Internal Revenue Service (“IRS”) has announced in IRS Notice 2008-2 that it and the Treasury Department are considering whether holders of prepaid forward or certain other financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates. Legislation has also been introduced that, if it had been enacted, could have affected the tax treatment of derivative contracts. Although neither IRS Notice 2008-2 nor proposed legislation would by their terms apply to contracts that are treated as call options for U.S. income tax purposes, future legislation or IRS guidance could change current law treatment of such options, perhaps retroactively. In the event that any such treatment is adopted, a U.S. holder may be required to accrue ordinary income over the term of the Warrants.

In 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Warrants to be marked to market on an annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Warrants. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

DESCRIPTION OF THE BASKET

The call warrants (the “Warrants”) are warrants issued by UBS whose return is linked to the performance of an equally weighted basket of indices. The basket indices and their weightings in the basket are as follows:

Basket Index	Basket Index Weight
S&P 500® Index	1/3
MSCI® Emerging Markets IndexSM	1/3
MSCI® Europe Index	1/3

For further information concerning the basket indices, see “The Basket Indices” beginning on page S-26.

THE BASKET INDICES

MSCI® Emerging Markets IndexSM

We have derived all information contained in this prospectus supplement regarding the MSCI® Emerging Markets IndexSM, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by MSCI Inc., which we refer to as “MSCI”. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the MSCI® Emerging Markets IndexSM.

The MSCI® Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. The MSCI® Emerging Markets IndexSM is a free float adjusted market capitalization index designed to measure equity market performance in the global emerging markets and is one of the MSCI Global Investable Market Indices.

As of April 30, 2014, the constituents of the MSCI® Emerging Markets IndexSM were derived from the constituents of MSCI’s standard single country indexes representing 21 emerging market countries. The five largest emerging market countries included and their relative weightings as of April 30, 2014 are: China (18.45%), South Korea (15.99%), Taiwan (11.99%), Brazil (11.29%) and South Africa (7.78%). Other countries account for 34.49% of the MSCI® Emerging Markets IndexSM and include Chile, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Peru, Philippines, Poland, Russia, Thailand and Turkey.

As of April 30, 2014, the companies included in the MSCI® Emerging Markets IndexSM were divided into ten global industry classification Sectors, each having a relative weight within the MSCI® Emerging Markets IndexSM as follows: Financials (26.78%), Information Technology (16.78%), Energy (10.78%), Materials (9.26%), Consumer Discretionary (9.02%), Consumer Staples (8.53%), Telecommunication Services (7.03%), Industrials (6.52%), Utilities (3.55%) and Health Care (1.74%).

The MSCI® Emerging Markets IndexSM is considered a “standard” index, which means it consists of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant market. The MSCI® Emerging Markets IndexSM has a base date of December 31, 1987.

The Basket Indices

Historical Closing Levels of the MSCI® Emerging Markets IndexSM

The closing level of the basket index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the basket index during any period shown below is not an indication that the basket index is more or less likely to increase or decrease at any time during the life of your Warrants. The following table sets forth the quarterly high and low closing levels for the basket index, based on daily closing levels, as reported by Bloomberg Professional® service (“Bloomberg”). The closing level of the basket index on August 18, 2014 was 1,077.07. The actual basket index starting level will be determined on the trade date. Past performance of the basket index is not indicative of the future performance of the basket index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	1,028.07	894.07	1,010.33
4/1/2010	6/30/2010	1,047.51	855.52	917.99
7/1/2010	9/30/2010	1,075.53	909.30	1,075.53
10/1/2010	12/31/2010	1,155.94	1,075.85	1,151.38
1/3/2011	3/31/2011	1,170.87	1,087.10	1,170.87
4/1/2011	6/30/2011	1,206.49	1,098.33	1,146.22
7/1/2011	9/30/2011	1,169.49	851.51	880.43
10/3/2011	12/30/2011	1,010.12	831.22	916.39
1/3/2012	3/30/2012	1,079.94	917.08	1,041.45
4/2/2012	6/29/2012	1,055.63	882.46	937.35
7/2/2012	9/28/2012	1,014.07	905.65	1,002.66
10/1/2012	12/31/2012	1,055.20	969.82	1,055.20
1/2/2013	3/28/2013	1,082.68	1,015.47	1,034.90
4/1/2013	6/28/2013	1,061.09	883.34	940.33
7/1/2013	9/30/2013	1,022.54	905.96	987.46
10/1/2013	12/31/2013	1,044.66	979.88	1,002.69
1/2/2014	3/31/2014	994.65	916.56	994.65
4/1/2014	6/30/2014	1,057.59	993.12	1,050.78
7/1/2014*	8/18/2014*	1,080.85	1,045.51	1,077.07
*	As of the date of this prospectus supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through August 18, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The Basket Indices

The graph below illustrates the performance of the basket index from January 3, 2000 through August 18, 2014, based on information from Bloomberg. Past performance of the basket index is not indicative of the future performance of the basket index.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary prospectus supplement. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket indices.

The Basket Indices

MSCI® Europe Index

We have derived all information contained in this prospectus supplement regarding the MSCI® Europe Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by the MSCI® Europe Index Sponsor, MSCI Inc., which we refer to as “MSCI”. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the MSCI® Europe Index.

The MSCI® Europe Index is a stock index calculated, published and disseminated daily by MSCI, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. The MSCI® Europe Index is a free float-adjusted market capitalization index designed to measure equity market performance of the developed markets in Europe and is one of the MSCI Global Investable Market Indices.

The MSCI® Europe Index captures large and mid-capitalization representation across 15 developed markets countries in Europe. The MSCI® Europe Index has a base date of March 31, 1986.

As of July 31, 2014, the constituents of the MSCI® Europe Index covered approximately 85% of the free float-adjusted market capitalization across the European developed markets universe. The five countries with the largest relative weightings included as of July 31, 2014 are: the United Kingdom (32.74%), France (14.74%), Germany (13.47%), Switzerland (13.45%) and Spain (5.49%). Other countries account for 20.10% of the MSCI® Europe Index and include Austria, Belgium, Denmark, Finland, Ireland, Italy, the Netherlands, Norway, Portugal and Sweden.

As of July 31, 2014, the companies included in the MSCI® Europe Index were divided into ten global industry classification Sectors, each having a relative weight within the MSCI® Europe Index as follows: Financials (22.40%), Consumer Staples (13.25%), Health Care (12.97%), Industrials (11.07%), Consumer Discretionary (9.87%), Energy (9.58%), Materials (8.22%), Telecommunication Services (4.99%), Utilities (4.38%) and Information Technology (3.26%).

UBS has entered into a non-exclusive license agreement with MSCI, which grants UBS a license in exchange for a fee to use the MSCI® Europe Index in connection with the issuance of certain securities, including the Warrants.

The Warrants are not sponsored, endorsed, sold or promoted by MSCI or any affiliate of MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied, to the owners of the Warrants or any member of the public regarding the advisability of investing in securities generally or in the Warrants or the ability of the MSCI® Europe Index to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of the MSCI® Europe Index, which is determined, composed and calculated by MSCI without regard to the Warrants or UBS. MSCI has no obligation to take the needs of UBS or the owners of this security into consideration in determining, composing or calculating the MSCI® Europe Index. MSCI is not responsible for and has not participated in the determination of the timing of, pricing at or quantities of this security or in the determination or calculation of the equation by which the Warrants are redeemable for cash. Neither MSCI nor any other party has any obligation or liability to owners of the Warrants in connection with the administration, marketing or trading of the Warrants.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI® EUROPE INDEX FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/

The Basket Indices

OR THE COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, OWNERS OF THE PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. FURTHER, NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDICES AND ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE MSCI® EUROPE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Basket Indices

Historical Closing Levels of the MSCI® Europe Index

The closing level of the basket index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the basket index during any period shown below is not an indication that the basket index is more or less likely to increase or decrease at any time during the life of your Warrants. The following table sets forth the quarterly high and low closing levels for the basket index, based on daily closing levels, as reported by Bloomberg. The closing level of the basket index on August 18, 2014 was 114.02. The actual basket index starting level will be determined on the trade date. Past performance of the basket index is not indicative of the future performance of the basket index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	91.86	82.40	91.43
4/1/2010	6/30/2010	94.38	80.61	84.40
7/1/2010	9/30/2010	92.41	82.03	90.01
10/1/2010	12/31/2010	97.50	89.32	95.38
1/3/2011	3/31/2011	100.78	90.69	95.47
4/1/2011	6/30/2011	98.13	91.12	94.18
7/1/2011	9/30/2011	95.25	74.45	78.36
10/3/2011	12/30/2011	86.49	75.35	84.95
1/3/2012	3/30/2012	94.16	85.59	91.00
4/2/2012	6/29/2012	92.36	80.74	86.79
7/2/2012	9/28/2012	95.16	86.60	92.57
10/1/2012	12/31/2012	97.04	90.62	96.31
1/2/2013	3/28/2013	102.61	97.62	100.92
4/1/2013	6/28/2013	106.55	94.54	97.69
7/1/2013	9/30/2013	107.75	97.80	106.16
10/1/2013	12/31/2013	112.13	104.24	112.13
1/2/2014	3/31/2014	115.34	108.35	113.81
4/1/2014	6/30/2014	119.26	111.51	116.74
7/1/2014*	8/18/2014*	119.11	111.17	114.02
*	As of the date of this prospectus supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through August 18, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The Basket Indices

The graph below illustrates the performance of the basket index from January 3, 2000 through August 18, 2014, based on information from Bloomberg. Past performance of the basket index is not indicative of the future performance of the basket index.

The Basket Indices

S&P 500® INDEX

We have derived all information contained in this prospectus supplement regarding the S&P 500® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”). UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index.

S&P has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P without regard to the Warrants.

The S&P 500® Index is published by S&P. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500 Index, with the percentage weight of each group in the index as a whole as of June 30, 2014 indicated below: Information Technology (18.8%), Financials (16.1%), Health Care (13.3%), Consumer Discretionary (11.8%), Energy (10.9%), Industrials (10.5%), Consumer Staples (9.5%), Materials (3.5%), Utilities (3.2%) and Telecommunication Services (2.4%).

The Basket Indices

Historical Closing Levels of the S&P 500® Index

The closing level of the basket index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the basket index during any period shown below is not an indication that the basket index is more or less likely to increase or decrease at any time during the life of your Warrants. The following table sets forth the quarterly high and low closing levels for the basket index, based on daily closing levels, as reported by Bloomberg. The closing level of the basket index on August 18, 2014 was 1,971.74. The actual basket index starting level will be determined on the trade date. Past performance of the basket index is not indicative of the future performance of the basket index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	1,174.17	1,056.74	1,169.43
4/1/2010	6/30/2010	1,217.28	1,030.71	1,030.71
7/1/2010	9/30/2010	1,148.67	1,022.58	1,141.20
10/1/2010	12/31/2010	1,259.78	1,137.03	1,257.64
1/3/2011	3/31/2011	1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011	1,363.61	1,265.42	1,320.64
7/1/2011	9/30/2011	1,353.22	1,119.46	1,131.42
10/3/2011	12/30/2011	1,285.09	1,099.23	1,257.60
1/3/2012	3/30/2012	1,416.51	1,277.06	1,408.47
4/2/2012	6/29/2012	1,419.04	1,278.04	1,362.16
7/2/2012	9/28/2012	1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012	1,461.40	1,353.33	1,426.19
1/2/2013	3/28/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/28/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,681.55
10/1/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/2/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014*	8/18/2014*	1,987.98	1,909.57	1,971.74
*	As of the date of this prospectus supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through August 18, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The Basket Indices

The graph below illustrates the performance of the basket index from January 3, 2000 through August 18, 2014, based on information from Bloomberg. Past performance of the basket index is not indicative of the future performance of the basket index.

GENERAL TERMS OF THE WARRANTS

The following is a summary of the general terms of the Warrants. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere herein and in the accompanying prospectus. In this section, references to “holders” mean those who own the Warrants registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Warrants registered in street name or in the Warrants issued in book-entry form through the Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Warrants should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Warrants are part of a series that we may issue, from time to time, under the warrant indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Warrants. Terms that apply generally to all Warrants are described in “Description of Warrants We May Offer” in the accompanying prospectus. The terms described herein (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the premium and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Warrants. If you have purchased the Warrants in a market-making transaction after the initial sale, information about the premium and date of sale to you will be provided in a separate confirmation of sale. We describe the terms of the Warrants in more detail below.

Currency

Amounts that become due and payable on your Warrants will be payable in U.S. dollars.

Coupon

We will not pay you interest during the term of the Warrants.

Denominations

The Warrants are unsubordinated, unsecured contractual obligations of UBS, with a premium of $148.80 per Warrant, and a minimum purchase of 1 Warrant (for a total minimum premium of $148.80). Purchases in excess of the minimum amount may be made in integrals of one Warrant at a premium of $148.80 per Warrant.

Exercise of Warrants; Worthless Expiration

The Warrants are not exercisable at the option of the holder. The Warrants will be automatically exercised or will expire worthless on the expiration date. The Warrants will:

➢	Expire Worthless: If the basket ending level is equal to or less than the basket starting level; or

➢	Automatically be Exercised: If the basket ending level is greater than the basket starting level.

General Terms of the Warrants

Payment to Holders of the Warrants — Cash Settlement Amount

The Warrants are call warrants linked to the performance an equally weighted basket of indices, meaning that the economic return a holder of the Warrants receives is a function of the extent to which the level of the basket increases from the trade date to the expiration date. The Warrants will be automatically exercised or expire worthless on the expiration date. The cash settlement amount you receive on the cash settlement payment date, if any, will be based on the basket ending level relative to the basket starting level, as described below:

➢

If the basket ending level is greater than the basket starting level, the Warrants will be automatically exercised, and for each Warrant, UBS will pay the cash settlement amount on the cash settlement payment date, calculated as follows:

Cash Settlement Amount = Notional Amount × Basket Return

➢	If the basket ending level is equal to or less than the basket starting level, the Warrants will not be exercised and will expire worthless on the expiration date.

As a result, you will lose all of your initial investment and will not receive any cash payment upon expiration.

The “premium” or “initial investment” will be $148.80 per Warrant representing 14.88% of the notional amount per Warrant.

The “notional amount” is $1,000.00 per Warrant.

The “basket return” is the quotient, expressed as a percentage of (i) the basket ending level minus the basket starting level divided by (ii) the basket starting level. Expressed as a formula:

Basket Return =	Basket Ending Level – Basket Starting Level
Basket Starting Level

The “basket starting level” will be set equal to 100 on the trade date.

The “basket ending level” will equal the product of (i) the basket starting level multiplied by (ii) the sum of one and the weighted performance of the basket indices on the expiration date, as determined by the calculation agent. The weighted performance for each basket index is the basket index return for such basket index multiplied by the basket index weighting, calculated as follows:

100 x [1 + (1/3 x S&P 500® Index Basket Index Return) + (1/3 x MSCI® Emerging Markets IndexSM Basket Index Return) + (1/3 x MSCI® Europe Index Basket Index Return)]

For each basket index, the applicable “basket index return” will be the quotient, expressed as a percentage, of (i) the basket index ending level minus the basket index starting level divided by (ii) the basket index starting level. Expressed as a formula:

Basket Index Return =	Basket Index Ending Level – Basket Index Starting Level
Basket Index Starting Level

For each basket index, the “basket index starting level” will equal the closing level for such basket index on the trade date,  as determined by the calculation agent.

General Terms of the Warrants

For each basket index, the “basket index ending level” will equal the closing level for such basket index on the expiration date,as determined by the calculation agent.

The “trade date” will be August 22, 2014, or if such day is not a trading day, the following trading day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

The “settlement date” will be August 27, 2014 (which is on or around the third business day following the trade date), or if such day is not a business day, the following business day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

The “expiration date” will be August 22, 2019, or if such day is not a trading day, the following trading day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

The “cash settlement payment date” will be August 27, 2019 (which is on or around the third business day following the expiration date), or if such day is not a business day, the following business day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

Investing in the Warrants involves significant risks. The basket return must be greater than 14.88% for you to receive a positive return on your initial investment. If the basket return is positive but less than 14.88%, you will lose part of your initial investment in the Warrants. If the basket ending level is equal to or less than the basket starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless. You may lose some or all of your initial investment.

Any payment on the Warrants, including any repayment of your initial investment, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment.

Closing Level

The closing level of each basket index on any trading day will be determined based on the closing level of such index or any successor index or alternative calculation of such index published following the regular official weekday close of the principal trading session of the primary exchanges for the index constituent stocks, as determined by the calculation agent.

Expiration Date

We currently expect the expiration date to be August 22, 2019, unless the calculation agent determines that a market disruption event occurs or is continuing for any basket index on that day. In that event, the expiration date for the affected basket index will be the first following trading day on which the closing level of the that basket index is determinable and on which the calculation agent determines that a market disruption event has not occurred and is not continuing with respect to that affected basket index. In no event, however, will the expiration date for the Warrants be postponed by more than eight trading days.

Cash Settlement Payment Date

We currently expect the cash settlement payment date to be August 27, 2019, unless that day is not a business day, in which case the cash settlement payment date will be the next following business day. If

General Terms of the Warrants

the third business day before this applicable day does not qualify as the expiration date as determined in accordance with “— Expiration date” above, then the payment date will be the third business day following such expiration date. If the calculation agent postpones the expiration date with respect to one or more basket indices, the cash settlement payment date will be automatically postponed to maintain the same number of business days between the postponed expiration date and the cash settlement payment date that existed prior to the postponement of the expiration date. The calculation agent may postpone the expiration date for the Warrants if a market disruption event occurs or is continuing with respect to any basket index on a day that would otherwise be the expiration date. We describe market disruption events under “— Market Disruption Event” below.

Market Disruption Event

The calculation agent will determine the basket ending level based upon the basket index ending levels of the basket indices on the expiration date. If the calculation agent determines that, on the expiration date, a market disruption event has occurred or is continuing with respect to a basket index, the expiration date for the affected basket index will be postponed by up to eight trading days. If such a postponement occurs, the calculation agent will determine the basket index ending level for the affected basket index by reference to the closing level for the affected basket index on the first trading day on which no market disruption event occurs or is continuing with respect to the affected basket index. If, however, the expiration date for any basket index is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the basket index ending level on such day and will thereafter calculate the basket index return, basket ending level and basket return. In such an event, the calculation agent will estimate the basket index ending level for the affected basket index that would have prevailed in the absence of the market disruption event.

Notwithstanding the occurrence of one or more of the events below, which may, as determined by the calculation agent, constitute a market disruption event, the calculation agent may waive its right to postpone the expiration date, if it determines that one or more of the events described below has not and is not likely to materially impair its ability to determine the closing level of the affected basket index.

A market disruption event for a particular basket index will not necessarily be a market disruption event for another basket index. If, on the originally scheduled expiration date, no market disruption event with respect to a particular basket index occurs or is continuing, then the determination of the basket index ending level relating to such basket index will be made on the originally scheduled expiration date, irrespective of the occurrence of a market disruption event with respect to one or more of the other basket indices.

The calculation agent may also postpone the determination of the basket index starting level of a basket index on the trade date if it determines that a market disruption event has occurred or is continuing with respect to a basket index on that date. If the trade date is postponed, the calculation agent may adjust the expiration date and maturity date to ensure that the stated term of the Warrants remains the same.

Any of the following will be a market disruption event with respect to any basket index related to the Warrants, in each case as determined by the calculation agent:

➢

a suspension, absence or material limitation of trading in a material number of index constituent stocks, for more than two hours of trading or during the one hour before the close of trading in the applicable market or markets for such index constituent stocks;

➢

a suspension, absence or material limitation of trading in option or futures contracts relating to that basket index or to a material number of index constituent stocks in the primary market or markets for those contracts;

General Terms of the Warrants

➢

any event that disrupts or impairs the ability of market participants in general (i) to effect transactions in, or obtain market values for a material number of index constituent stocks or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to the basket index or a material number of index constituent stocks in the primary market or markets for those options or contracts;

➢	that basket index is not published; or

➢

in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Warrants that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in the index constituent stocks and instruments linked to that basket index generally.

The following events will not be market disruption events with respect to the basket index:

➢

a limitation on the hours or numbers of days of trading on trading in options or futures contracts relating to that basket index or to a material number of index constituent stocks in the primary market or markets for those contracts, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; and

➢

a decision to permanently discontinue trading in the option or futures contracts relating to that basket index, in any index constituent stocks or in any option or futures contracts related to such index constituent stocks.

For this purpose, an “absence of trading” in those options or futures contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

Discontinuance of or Adjustments to a Basket Index; Alteration of Method of Calculation.

If an index sponsor discontinues publication of a basket index and the index sponsor or any other person or entity publishes a substitute basket index that the calculation agent determines is comparable to the discontinued basket index and approves the substitute basket index as a successor basket index, then the calculation agent will determine the closing level of the basket index, basket index return, basket index starting level, basket index ending level, basket return, basket starting level, basket ending level and the cash settlement amount by reference to such successor basket index.

If the calculation agent determines that the publication of a basket index is discontinued and that there is no successor basket index on any date when the level of such basket index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or another index or indices, as applicable, and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the affected basket index.

If the calculation agent determines that any index constituent stocks or the method of calculating the basket index have been changed at any time in any respect that causes the level of the basket index not to fairly represent the level of that basket index had such changes not been made or that otherwise affects the calculation of the closing levels of that basket index, basket index return, basket index starting level, basket index ending level, basket return, basket starting level, basket ending level or the cash settlement amount, then the calculation agent may make adjustments in this method of calculating that basket index that it believes are appropriate to ensure that the basket index return used to determine the basket return and the cash settlement amount is equitable. Examples of any such changes that may cause the

General Terms of the Warrants

calculation agent to make the foregoing adjustment include, but are not limited to, additions, deletions or substitutions and any reweighting or rebalancing of the index constituent stocks, changes made by the applicable index sponsor under its existing policies or following a modification of those policies, changes due to the publication of a successor basket index, changes due to events affecting one or more of the index constituent stocks or their issuers or any other index constituent stocks, as applicable, or changes due to any other reason. All determinations and adjustments to be made with respect to the closing levels of the basket index, basket index return, basket index starting level, basket index ending level, basket return, basket starting level, basket ending level and the cash settlement amount or otherwise relating to the level of the basket indices will be made by the calculation agent.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of your Warrants without notice. The calculation agent will make all determinations regarding the cash settlement amount of your Warrants, market disruption events, business days, trading days, the basket starting level, the basket ending level, the basket return, the basket index starting levels, the basket index ending levels, the basket index returns and the amount payable in respect of your Warrants, in its sole discretion. All determinations of the calculation agent, absent manifest error, will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of Warrants at expiration will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Warrants are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depository.

Business Day

When we refer to a business day with respect to your Warrants, we mean any day that is a business day of the kind described in “Description of Warrants We May Offer — Payment When Offices are Closed” in the accompanying prospectus.

Trading Day

For each basket index, a “trading day” is a business day on which trading is generally conducted on the primary exchange(s) or markets(s) on which the securities constituting that basket index are listed or admitted for trading, as determined by the calculation agent.

Unclaimed Payments

Regardless of who acts as paying agent, all money paid or warrant property delivered by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder of the Warrants will be repaid or redelivered to us. After that two-year period, the holder of the Warrants may look only to us for payment of any money or delivery of any warrant property, and not to the trustee, any other paying agent or anyone else.

Booking Branch

The booking branch of UBS AG will be London Branch.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Warrants for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Warrants as described below.

In anticipation of the sale of the Warrants, we or our affiliates expect to enter into hedging transactions involving purchases or sales of securities included in or linked to the basket indices and/or listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on the index constituent stocks or the basket indices prior to on or after the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. Consequently with regard to your Warrants, from time to time, we or our affiliates may:

➢	acquire or dispose of long or short positions of index constituent stocks or other securities of issuers of the index constituent stocks;

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the levels of the basket indices or the price of the above instruments;

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or

➢	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Warrants from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge position relating to the Warrants on or before the expiration date. That step may involve sales or purchases of the instruments described above. No holder of the Warrants will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the market value of your Warrants from time to time and the cash settlement amount for your Warrants. See “Risk Factors” beginning on page S-14 of this prospectus supplement for a discussion of these adverse effects.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The following is a general description of certain United States federal tax considerations relating to the Warrants. It does not purport to be a complete analysis of all tax considerations relating to the Warrants. Prospective purchasers of the Warrants should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Warrants and receiving payments of amounts under the Warrants. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

This discussion applies to you only if you acquire Warrants in the offering and you hold your Warrants as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,

➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

➢	a bank or certain other financial institutions,

➢	a regulated investment company,

➢	a real estate investment trust,

➢	a life insurance company,

➢	a tax-exempt organization,

➢

a person that owns Warrants as part of a straddle, a hedging or conversion transaction or other integrated transaction for tax purposes, or who enters into a “constructive sale” or “wash sale” with respect to the Warrants,

➢	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These legal authorities are subject to change, possibly on a retroactive basis.

Except as otherwise noted under “Non-U.S. Holders” below, this discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Warrant and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If a partnership holds the Warrants, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Warrants should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Warrants.

We will not attempt to ascertain whether any entity the stock of which is included in a basket index would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (a “USRPHC”)

Supplemental U.S. Tax Considerations

within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC, upon the taxable disposition (including cash settlement) of the relevant Warrant. You should refer to information filed with the SEC or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if such entity is or becomes a PFIC or USRPHC.

You should consult your own tax advisor regarding the U.S. federal, state and local tax consequences of owning and disposing of Warrants in your particular circumstances.

Tax Treatment of Warrants

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations by us, the Warrants should be treated as call options for U.S. federal income tax purposes. Pursuant to the terms of the Warrants, you have agreed to treat the Warrants in such manner for U.S. federal income tax purposes. Except as otherwise noted below, the discussion below assumes that the Warrants will be so treated.

Tax Treatment of U.S. Holders

Prior to any sale, exchange, exercise or expiration of your Warrant, you should generally not recognize any taxable income, gain and loss in respect of your Warrants.

Upon a sale, exchange, exercise or expiration of your Warrants, you should recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount that you realize and your tax basis in your Warrants. In general, your tax basis in a Warrant should be equal to the amount you paid to acquire the Warrant. Capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in Warrants

Due to the absence of authorities that directly address the proper tax treatment of the Warrants, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Warrants described above. If the IRS were successful in asserting an alternative treatment of the Warrants, the timing and character of income on your Warrants could differ materially from our description herein. For example, the IRS might treat the Warrants as debt instruments issued by us, in which event the taxation of the Warrants would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the Warrants at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the Warrants, in each year that you hold the Warrants (even though you will not receive any cash with respect to the Warrants during the term of the Warrants) and any gain recognized at expiration or upon sale or other disposition of the Warrants would generally be treated as ordinary income. Additionally if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS. Alternatively, it is possible that the IRS might assert that the Warrants represent separate call options on the components of the basket indices or an ownership interest in such components, in which case you might be required to recognize gain or loss on any rebalancing of the basket indices.

Supplemental U.S. Tax Considerations

Other alternative U.S. federal income tax characterizations of the Warrants might also require you to include amounts in income during the term of the Warrants, without regard to how long you held the Warrants. Accordingly, you should consult your tax advisor regarding the United States federal income tax consequences of an investment in the Warrants.

IRS Notice 2008-2

The IRS has announced that it and the Treasury Department are considering whether holders of prepaid forward or certain other financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates. Legislation has also been introduced that, if it had been enacted, could have affected the tax treatment of derivative contracts. Although neither IRS Notice 2008-2 nor proposed legislation would by their terms apply to contracts that are treated as call options for U.S. income tax purposes, future legislation or IRS guidance could change current law treatment of such options, perhaps retroactively. In the event that any such treatment is adopted, a U.S. holder may be required to accrue ordinary income over the term of the Warrants.

Medicare Tax on Net Investment Income

U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Warrants, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Information Reporting with respect to Foreign Financial Assets

U.S. holders that are individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their U.S. federal income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. “Specified foreign financial assets” include stock or other securities issued by foreign persons and any other financial instrument or contract that has an issuer or counterparty that is not a U.S. person. Individuals that fail to provide such information are subject to a penalty of $10,000 for the taxable year. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Warrants.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Warrants or a sale of the Warrants should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Warrants or a sale of the Warrants to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Warrants.

Supplemental U.S. Tax Considerations

Backup Withholding and Information Reporting

The proceeds received from a sale, exchange or maturity of the Warrants will be subject to information reporting unless you are an “exempt recipient” (such as a U.S. corporation) and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. If you are not a U.S. holder, subject to Section 871(m) and FATCA (as discussed below), you should generally not be subject to United States withholding tax with respect to payments on your Warrants or to generally applicable information reporting and backup withholding requirements upon the sale of your Warrants if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8).

In general, gain realized on the sale, exchange, automatic call or retirement of the Warrants by a Non-U.S. holder will not be subject to U.S. federal income tax, unless:

➢	the gain with respect to the Warrants is effectively connected with a trade or business conducted by the Non-U.S. holder in the United States, or

➢

the Non-U.S. holder is a nonresident alien individual who holds the Warrants as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied, or has certain other present or former connections with the United States.

If the gain realized on the sale, exchange or retirement of the Warrants by the Non-U.S. holder is described in either of the two preceding bullet points, the Non-U.S. Holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

We will not attempt to ascertain whether the issuer of any of the constituents of the basket indices would be treated as a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such constituents were so treated, certain adverse U.S. federal income tax consequences could possibly apply.

Section 871(m). Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the index constituent stocks of certain basket indices), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the Warrants on or after January 1, 2016 that are treated as dividend equivalents for

Supplemental U.S. Tax Considerations

Warrants acquired on or after March 5, 2014. Under a recent IRS Notice, the IRS announced that the IRS and the Treasury Department intend that final Treasury regulations will provide that “specified ELIs” will exclude equity-linked instruments issued prior to 90 days after the date the final Treasury regulations are published. Accordingly, we generally expect that non-U.S. holders of the Warrants should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Warrants under these proposed rules if the non-U.S. holder enters into certain subsequent transactions in respect of the basket indices. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Warrants.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold the Warrants through a foreign entity) under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Warrants to be marked to market on an annual basis with all gains and losses to be treated ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Supplemental U.S. Tax Considerations

Prospective purchasers of Warrants are urged to consult their tax advisors as to the U.S. federal, state, local, non- U.S. and other (including the taxing jurisdiction of the issuers of the underlying constituents) tax consequences to them of the purchase, ownership and disposition of the Warrants.

ERISA CONSIDERATIONS

We, UBS Securities LLC and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Warrants by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Warrants by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Warrants. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Warrants, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Warrants is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption and that the purchase, holding and, if applicable, subsequent disposition of the Warrants will not constitute or result in a non-exempt prohibited transaction.

Any person proposing to acquire any Warrants on behalf of a Plan should consult with counsel regarding the applicability of ERISA and Section 4975 of the Code thereto, including but not limited to the prohibited transaction rules and the applicable exemptions.

The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST); SECONDARY MARKETS (IF ANY)

UBS will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase from UBS, the aggregate premium amount of the Warrants indicated on the cover of the final prospectus supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Warrants. UBS Securities LLC will agree to resell all of the Warrants to J.P. Morgan Securities LLC and its affiliates (the “Placement Agents”) at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final prospectus supplement. The Warrants will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Placement Agents intend to resell the offered Warrants at the issue price to the public. For more information about the plan of distribution and possible market-making activities, see ‘‘Plan of Distribution’’ in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Warrants. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Warrants after its initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Warrants against payment for the Warrants on or about the third business day following the trade date.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, will have a “conflict of interest” in an offering of the Warrants within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from any public offering of the Warrants, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, each offering will be conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell the Warrants in an offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.

UBS Securities LLC and its affiliates may offer to buy or sell the Warrants in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Warrants at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Warrants immediately after the trade date in the secondary market is expected to exceed UBS internal valuation of the Warrants as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis after the trade date over a period specified in the section “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” in the relevant final prospectus supplement, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Warrants and may stop making a market at any time.